Exhibit 99.1

RepliGen	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115
FOR IMMEDIATE RELEASE

CONTACT:
Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP Market Development (781) 419-1812

Repligen Reports First Quarter Fiscal Year 2008 Financial Results

WALTHAM, MA – August 8, 2007 – Repligen Corporation (NASDAQ: RGEN) today reported results for the first quarter of fiscal year 2008, ended June 30, 2007. Total revenue for the quarter was $5,978,000 compared to total revenue of $3,628,000 for the first quarter of fiscal year 2007 ended June 30, 2006, an increase of $2,350,000 or 65%. Total revenue for the quarter consisted primarily of Protein A product revenue. Gross profit on product revenue for the first quarter of fiscal year 2008 was $4,017,000 (70%) compared to $2,371,000 (70%) for the same time period in fiscal year 2007, an increase of $1,646,000 or 69%.

Operating expenses for the first quarter of fiscal year 2008 were $5,993,000 compared to $3,750,000 in the same time period in fiscal year 2007. This increase in operating expenses of $2,243,000 was primarily the result of increased external research, licensing, litigation, and direct material expenses.

The net profit for the first quarter of fiscal year 2008 was $240,000 or $.01 per share, compared to a net profit for the first quarter of fiscal year 2007 of $100,000 or $.00 per share. Cash, cash equivalents and marketable securities as of June 30, 2007 were $21,816,000 compared to $22,627,000 as of March 31, 2007.

“We are pleased to have achieved our highest level of quarterly product sales to date,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We continue to execute on our strategy to build shareholder value through prudent business management in which the growing profits from current product sales enable us to develop our intellectual property and our pipeline of drug candidates without many of the financial risks typically associated with an emerging biotech company.”

Corporate Update

Secretin for Imaging of the Pancreas

In May, we reported positive results from a Phase 2 clinical trial to evaluate the use of RG1068, synthetic human secretin, as an agent to improve the assessment of the pancreatic ducts by magnetic resonance imaging (MRI). Detailed visual assessment of the pancreatic ducts and identification of structural abnormalities is important in the assessment, diagnosis and treatment of diseases such as acute and chronic pancreatitis. We have prepared a detailed statistical report of the study for review by the FDA. We plan to meet with the FDA in the fall to discuss the Phase 2 results, the Phase 3 trial design and the requirements for registration. We believe there may be more than 100,000 pancreatic MRI imaging procedures conducted in the U.S. each year that could benefit from the use of secretin.

Uridine for Bipolar Depression

We have completed enrollment in our Phase 2 clinical trial of RG2417, an oral formulation of uridine, in bipolar depression and expect to have results in the fall. This is a multi-center study in which 84 patients received an oral formulation of uridine or a placebo for 6 weeks.

Transcription Activators for Friedreich’s Ataxia

In April, we acquired the rights to intellectual property covering compounds which may have utility in treating Friedreich’s ataxia. Friedreich’s ataxia is an inherited neurodegenerative disease in which low levels of the protein frataxin result in progressive damage to the nervous system and loss of muscle function. We are currently screening selected compounds to determine if any have the appropriate pharmacologic and toxicologic profile to be designated as a clinical candidate. In addition, we are evaluating the compounds in several other animal models of neurodegenerative disease.

Intellectual Property

Enhancer Patent

Repligen and MIT own rights to a U.S. patent, which covers certain genetic elements that increase protein production in a mammalian cell. Repligen and MIT filed an action against ImClone for infringement of this patent based on ImClone’s manufacture and sale of Erbitux®. In the complaint we allege that the cell line that ImClone uses to produce Erbitux® employs a key technology that is claimed in the patent. Recently, the Court imposed sanctions on ImClone for misconduct by its attorneys. A jury trial is scheduled for September 10, 2007 in Boston. ImClone has reported approximately $1.5 billion in sales to date of Erbitux® in the U.S.

CTLA4-Ig Patent

Repligen licensed the exclusive rights to a U.S. patent owned by The University of Michigan that covers a method of treating rheumatoid arthritis with CTLA4-Ig that will remain in force until 2021. In 2005, Bristol-Myers Squibb received FDA approval to market CTLA4-Ig for treatment of rheumatoid arthritis, under the brand name Orencia®. Subsequently, Repligen and The University of Michigan filed a lawsuit against Bristol for infringement of this patent. Our goal is to license patent rights to Bristol in exchange for royalties whether through a court action or a negotiated settlement. Analysts expect the annual sales of Orencia® to reach $1 billion within five years. A trial is currently scheduled for April 2008.

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Wednesday August 8th at 11:00 a.m. EDT, to review first quarter of fiscal year 2008 financial results and expectations to provide a quarterly update of the Company. This call is being webcast and can be accessed via Repligen’s website at www.repligen.com or you may also listen to the live broadcast by calling (866) 713-8395 for domestic calls and (617) 597-5309 for international calls, using passcode: 73944093.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen's corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

SELECTED FINANCIAL DATA

	Three Months ended June 30,
	2007	2006
Revenue
Product revenue	$5,731,000	$3,364,000
Other revenue	247,000	264,000

Total revenue	5,978,000	3,628,000

Operating expenses:
Cost of product revenue	1,714,000	993,000
Research and development	2,137,000	1,215,000
Selling, general and administrative	2,142,000	1,542,000

Total operating expenses	5,993,000	3,750,000

Income (loss) from operations	(15,000)	(122,000)
Investment income	257,000	225,000
Interest expense	(2,000)	(3,000)

Net income	$240,000	$100,000

Earnings per share:
Basic and diluted	$0.01	$0.00

Weighted average shares outstanding:
Basic	30,565,000	30,358,000

Diluted	31,128,000	30,826,000

	As of June 30, 2007	As of March 31, 2007
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$21,816,000	$22,627,000
Working capital	21,552,000	22,394,000
Total assets	29,911,000	29,076,000
Long-term obligations	195,000	200,000
Accumulated deficit	(157,443,000)	(157,683,000)
Stockholders' equity	26,386,000	25,538,000

*	does not include restricted cash of $200,000

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen's filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.